Exhibit 99.1

TCW Direct Lending Strategic Ventures LLC

Consolidated Financial Statements

December 31, 2018

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

CONTENTS

Page(s)

Consolidated Financial Statements

Consolidated Schedules of Investments as of December 31, 2018 and 2017	2-5

Consolidated Statements of Assets and Liabilities as of December 31, 2018 and 2017	6

Consolidated Statements of Operations for the Years Ended December 31, 2018, 2017 and 2016	7

Consolidated Statements of Changes in Members’ Capital for the Years Ended December 31, 2018, 2017 and 2016	8-9

Consolidated Statements of Cash Flows for the Years Ended December 31, 2018, 2017 and 2016	10

Notes to Consolidated Financial Statements	11-21

Independent Auditors’ Report	22

Administration	23

CONSOLIDATED SCHEDULE OF INVESTMENTS

December 31, 2018

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

	DEBT

	Beverages
	Cold Spring Brewing Company(1)	05/15/18	Term Loan	9.6%	32,012,301	05/15/24	$31,400,981	$31,276,018

			7.71% (LIBOR + 5.25% , 1.00% Floor)

	Chemicals
	Ascensus Specialties LLC (fka Vertellus Performance	09/22/17	First Lien Term Loan	11.2%	36,219,886	09/22/22	35,579,198	36,328,546

	Chemicals LLC)(1)		9.28% (LIBOR + 6.75% , 1.25% Floor)

	Commercial Services & Supplies
	School Specialty, Inc.	04/07/17	Delayed Draw Term Loan	1.0%	3,462,163	04/07/22	3,462,163	3,261,358
			9.53% (LIBOR + 7.00% , 1.00% Floor)
	School Specialty, Inc.	04/07/17	Term Loan A	7.2%	24,860,419	04/07/22	24,476,834	23,418,515
			9.51% (LIBOR + 7.00% , 1.00% Floor)

				8.2%			27,938,997	26,679,873

	Construction & Engineering
	Intren, LLC	07/18/17	Term Loan	2.6%	12,021,154	07/18/23	11,839,192	8,547,040

			9.10% (LIBOR + 6.75% , 1.25% Floor)

	Distributors
	ASC Acquisition Holdings, LLC	12/17/18	Add on Term Loan	0.7%	2,398,839	12/15/21	2,350,862	2,398,839
			10.29% (LIBOR + 7.50% , 1.00% Floor)
	ASC Acquisition Holdings, LLC	12/16/16	First Lien Term Loan	5.1%	18,322,031	12/15/21	18,105,380	16,434,862
			10.03% (LIBOR + 7.50% , 1.00% Floor)

				5.8%			20,456,242	18,833,701

Diversified Telecommunication Services
	Alaska Communications Systems Holdings, Inc.	05/08/18	Term Loan A1	0.3%	873,884	03/13/22	874,101	873,884
			7.52% (LIBOR + 5.00% , 1.00% Floor)
	Alaska Communications Systems Holdings, Inc.	03/28/17	Term Loan A2	3.1%	10,125,402	03/13/23	10,019,930	10,125,402
			9.52% (LIBOR + 7.00% , 1.00% Floor)

				3.4%			10,894,031	10,999,286

	Food Products
	Bumble Bee Holdings, Inc.	08/15/17	Term Loan B1	8.8%	29,958,826	08/15/23	29,495,576	28,610,678
			10.65% (LIBOR + 8.00% , 1.00% Floor)
	Connors Bros. Clover Leaf Seafoods Company (Canada)	08/15/17	Term Loan B2	2.5%	8,487,841	08/15/23	8,356,595	8,105,888
	(an affiliate of Bumble Bee Holdings, Inc.)		10.65% (LIBOR + 8.00% , 1.00% Floor)
	Harvest Hill Beverage Company	05/01/17	Term Loan A2	21.6%	71,345,793	01/19/21	70,650,457	70,418,297
			9.03% (LIBOR + 6.50% , 1.00% Floor)

				32.9%			108,502,628	107,134,863

Health Care Equipment & Supplies
	SmileDirectClub, LLC (1)	02/07/18	Delayed Draw Term Loan	10.8%	33,558,063	02/06/23	28,353,660	35,034,618
			10.35% (LIBOR + 8.00% , 1.00% Floor)
	SmileDirectClub, LLC	02/07/18	Term Loan	9.0%	28,178,526	02/06/23	22,824,668	29,418,381
			10.35% (LIBOR + 8.00% , 1.00% Floor)

				19.8%			51,178,328	64,452,999

	Hotels, Restaurants & Leisure
	FQSR, LLC(1)	05/14/18	Delayed Draw Term Loan	1.1%	3,658,651	05/14/23	3,658,651	3,611,089
			8.39% (LIBOR + 5.50% , 1.00% Floor)
	FQSR, LLC	05/14/18	Term Loan	5.1%	16,687,396	05/14/23	16,208,840	16,470,460
			8.12% (LIBOR + 5.50% , 1.00% Floor)
	OTG Management, LLC	06/30/16	Delayed Draw Term Loan	10.2%	33,324,731	08/26/21	32,971,409	33,091,458
			9.58% (LIBOR + 7.00% , 1.00% Floor)
	OTG Management, LLC	06/30/16	Term Loan	3.2%	10,564,849	08/26/21	10,512,648	10,490,895
			9.47% (LIBOR + 7.00% , 1.00% Floor)

				19.6%			63,351,548	63,663,902

	Household Products
	Nice-Pak Products, Inc.	06/12/15	Senior Secured Term Loan	27.9%	93,333,111	06/12/20	92,644,338	90,906,450

			7.97% (LIBOR + 5.50% , 1.00% Floor)

	Information Technology Services
	ENA Holding Corporation	05/06/16	First Lien Term Loan	6.7%	22,412,047	05/06/21	22,152,641	21,784,510
			9.53% (LIBOR + 7.00% , 1.00% Floor)
	ENA Holding Corporation(1)	05/06/16	Revolver	1.0%	3,240,541	05/06/21	3,240,541	3,149,806
			9.79% (LIBOR + 7.00% , 1.00% Floor)

				7.7%			25,393,182	24,934,316

	Internet & Direct Marketing Retail
	Lulu’s Fashion Lounge, LLC	08/28/17	First Lien Term Loan	3.6%	11,656,641	08/28/22	11,399,865	11,773,207

			9.52% (LIBOR + 7.00% , 1.00% Floor)

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

CONSOLIDATED SCHEDULE OF INVESTMENTS (continued)

December 31, 2018

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

	DEBT (continued)

	Machinery
	Texas Hydraulics Holdings, Inc.	03/27/18	Term Loan	10.5%	34,393,953	03/27/23	$33,957,156	$34,050,014

			9.28% (LIBOR + 6.75% , 1.25% Floor)

	Pharmaceuticals
	Noramco, LLC(2)	07/01/16	Senior Term Loan	8.0%	29,248,909	07/01/21	29,055,205	26,207,023

			10.40% (LIBOR + 8.00% , 1.00% Floor)

	TOTAL DEBT (170.8%)			170.8%			553,590,891	555,787,238

EQUITY					Shares/ Contracts		Cost

	Health Care Equipment & Supplies
	SmileDirectClub, LLC	02/07/18	Class W-1 Warrant	1.7%	575		3,540,341	5,396,665
	SmileDirectClub, LLC	02/07/18	Class W-2 Warrant	3.3%	1,149		7,080,683	10,793,329

	TOTAL EQUITY (5.0%)			5.0%			10,621,024	16,189,994

		Total Portfolio Investments (175.8%)					$564,211,915	$571,977,232

		Cash Equivalents (5.2%)
		Blackrock Liquidity Funds Fed Fund - Institutional Shares, Yield 2.31%		5.2%	16,808,583		16,808,583	16,808,583

							$581,020,498	$588,785,815

		Net unrealized depreciation on unfunded commitments (-0.1%)						(132,382)

		Other Liabilities in Excess of Other Assets (-80.9%)						(263,338,281)

		Members’ Capital (100.0%)						$325,315,152

(1)

Excluded from the investment above, is an unfunded loan commitment for a delayed draw term loan or revolving credit. The Company earns an unused fee on the unfunded commitment during the commitment period. The expiration date of the commitment period may be earlier then the maturity date of the investment stated above. See Note [8] - Commitments and Contingencies.

(2)

In addition to interest earned based on the stated interest rate of this loan, the Company is entitled to receive an additional interest amount on the “first out” tranche of the portfolio company’s first lien senior secured loans.

LIBOR - London Interbank Offered Rate, generally 1-Month or 3-Month

Geographic Breakdown of Portfolio .
United States	99%
Canada	1%

Total	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $157,801,812 and $114,162,140, respectively, for the year ended December 31, 2018. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED SCHEDULE OF INVESTMENTS

December 31, 2017

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

	DEBT

	Chemicals
	Vertellus Performance Chemicals LLC(1)	09/22/17	First Lien Term Loan	11.1%	36,726,136	09/22/22	$35,902,136	$36,358,875

			8.32% (LIBOR + 6.75% , 1.25% Floor)

	Commercial Services & Supplies
	School Specialty, Inc.	04/07/17	Term Loan	8.4%	27,553,716	04/07/22	26,998,389	27,719,038
			7.71% (LIBOR + 6.25% , 1.00% Floor)
	School Specialty, Inc.(1)	04/07/17	Delayed Draw Term Loan	1.1%	3,573,846	04/07/22	3,573,846	3,595,289
			7.81% (LIBOR + 6.25% , 1.00% Floor)

				9.5%			30,572,235	31,314,327

	Construction & Engineering
	Intren, LLC	07/18/17	Term Loan	4.3%	14,524,038	07/18/23	14,255,821	14,175,462

			8.11% (LIBOR + 6.75% , 1.25% Floor)

	Distributors
	ASC Acquisition Holdings, LLC(1)	12/16/16	First Lien Term Loan	7.2%	24,287,344	12/15/21	23,903,005	23,583,011

			8.89% (LIBOR + 7.50% , 1.00% Floor)

	Diversified Telecommunication Services
	Alaska Communications Systems Holdings, Inc.	03/28/17	First Lien Term Loan	2.6%	8,678,250	03/13/23	8,545,853	8,591,468

			8.57% (LIBOR + 7.00% , 1.00% Floor)

	Food Products
	Bumble Bee Holdings, Inc.	08/15/17	Term Loan B1	9.1%	30,262,206	08/15/23	29,693,021	29,929,322
			9.44% (LIBOR + 8.00% , 1.00% Floor)
	Connors Bros. Clover Leaf Seafoods Company (Canada)	08/15/17	Term Loan B2	2.6%	8,573,794	08/15/23	8,412,534	8,479,482
	(an affiliate of Bumble Bee Holdings, Inc.)		9.44% (LIBOR + 8.00% , 1.00% Floor)
	Harvest Hill Beverage Company	05/01/17	First Out Term Loan	24.4%	80,591,841	01/19/21	79,423,596	80,269,474
			8.07% (LIBOR + 6.50% , 1.00% Floor)

				36.1%			117,529,151	118,678,278

	Hotels, Restaurants & Leisure
	FQSR, LLC(1)	03/23/17	Delayed Draw Term Loan	3.3%	10,868,325	03/24/22	10,605,151	10,846,588
			7.95% (LIBOR + 6.25% , 1.00% Floor)
	FQSR, LLC	03/23/17	Term Loan	1.0%	3,132,150	03/24/22	3,132,150	3,125,886
			7.95% (LIBOR + 6.25% , 1.00% Floor)
	OTG Management, LLC(1)	06/30/16	Delayed Draw Term Loan	1.2%	4,150,575	08/26/21	4,150,575	4,146,424
			9.98% (LIBOR + 8.50% , 1.00% Floor)
	OTG Management, LLC	06/30/16	First Lien Term Loan	13.0%	42,729,641	08/26/21	42,105,779	42,686,912
			9.88% (LIBOR + 8.50% , 1.00% Floor)

				18.5%			59,993,655	60,805,810

	Household Products
	Nice-Pak Products, Inc.	06/12/15	Senior Secured Term Loan	29.0%	95,198,002	06/12/20	94,500,040	95,198,002

			6.92% (LIBOR + 5.50% , 1.00% Floor)

	Information Technology Services
	ENA Holding Corporation(1)	05/06/16	First Lien Term Loan	4.3%	14,268,715	05/06/21	14,104,130	14,268,715

			8.69% (LIBOR + 7.00% , 1.00% Floor)

	Internet & Direct Marketing Retail
	Lulu’s Fashion Lounge, LLC	08/28/17	First Lien Term Loan	3.9%	12,621,328	08/28/22	12,267,282	12,861,133

			8.57% (LIBOR + 7.00% , 1.00% Floor)

	Pharmaceuticals
	Noramco, LLC(2)	07/01/16	Senior Term Loan	9.1%	30,672,215	07/01/21	30,427,289	30,028,099

			9.72% (LIBOR + 8.00% , 1.00% Floor, 0.38% PIK)

	Software
	Mavenir Private Holdings II Ltd. (UK)(3)	08/19/16	First Lien Term Loan	5.4%	17,960,526	08/19/22	17,960,526	17,834,802
	(an affiliate of Mavenir, Inc.)		11.89% (LIBOR + 9.50% , 1.00% Floor, 1.00% PIK)
	Mavenir, Inc. (fka Xura, Inc.)	08/19/16	First Lien Term Loan	11.5%	38,049,712	08/19/22	37,191,252	37,783,364
			11.89% (LIBOR + 9.50% , 1.00% Floor, 1.00% PIK)

				16.9%			55,151,778	55,618,166

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

CONSOLIDATED SCHEDULE OF INVESTMENTS (continued)

December 31, 2017

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

DEBT (continued)

Textiles, Apparel & Luxury Goods
	Differential Brands Group, Inc.	01/28/16	Term Loan	4.9%	17,370,000	01/28/21	$17,183,156	$15,980,399

			12.20% (LIBOR + 10.50% , 0.50% Floor)
	Total Portfolio Investments (157.4%)						$514,335,531	$517,461,745

	Cash Equivalents (21.3%)
	Blackrock Liquidity Funds Fed Fund—Institutional Shares, Yield 1.17%			21.3%	69,959,177		69,959,177	69,959,177

							$584,294,708	$587,420,922

	Net unrealized depreciation on unfunded commitments (-0.1%)							(352,994)

	Other Liabilities in Excess of Other Assets (-78.6%)							(258,421,599)

	Members’ Capital (100.0%)							$328,646,329

(1)

Excluded from the investment above, is an unfunded loan commitment for a delayed draw term loan or revolving credit. The Company earns an unused fee on the unfunded commitment during the commitment period. The expiration date of the commitment period may be earlier then the maturity date of the investment stated above. See Note [8]—Commitments and Contingencies.

(2)

In addition to interest earned based on the stated interest rate of this loan, the Company is entitled to receive an additional interest amount on the “first out” tranche of the portfolio company’s first lien senior secured loans.

(3)	Mavenir Private Holdings II Ltd. (UK) Term Loan is held through TCW Direct Lending Strategic Luxembourg VI S.à.r.l., a special purpose vehicle.

LIBOR - London Interbank Offered Rate, generally 1-Month or 3-Month

Geographic Breakdown of Portfolio
United States	95%
United Kingdom	3%
Canada	2%

Total	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $235,793,220 and $213,909,243, respectively, for the year ended December 31, 2017. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

The accompanying notes are an integral part of these consolidated financial statements.

(Dollar amounts in thousands)

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	As of December 31, 2018	As of December 31, 2017

Assets
Portfolio of Investments, at fair value (amortized cost of $564,212 and $514,336,respectively)	$571,977	$517,462
Cash and cash equivalents	26,520	105,496
Interest receivable	3,793	5,085
Receivables for portfolio investments sold	158	-
Prepaid and other assets	40	38

Total Assets	$602,488	$628,081

Liabilities
Credit facility payable	$274,000	$296,200
Interest and credit facility expenses payable	2,859	2,818
Net unrealized depreciation on unfunded commitments	132	353
Sub-administrator and custody fees payable	131	50
Audit fees payable	50	8
Other fees payable	1	6

Total Liabilities	$277,173	$299,435

Members’ Capital	$325,315	$328,646

Commitments and Contingencies (Note 8)

Members’ Capital
Preferred members	$325,315	$324,623
Noncontrolling interest in consolidated subsidiary fund	-	4,023

Members’ Capital	$325,315	$328,646

Members’ Capital Represented by:	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(251,078)	(1,000)	(4,235)	(256,313)
Cumulative net income, before organization costs	122,114	704	728	123,546
Organization costs	-	(704)	-	(704)

Total Members’ Capital as of December 31, 2018	$325,315	$-	$-	$325,315

Members Capital Represented by:	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital
Net contributed capital	$427,279	$1,000	$3,507	$431,786
Net distributed capital	(177,512)	(1,000)	-	(178,512)
Cumulative net income, before organization costs	74,856	704	516	76,076
Organization costs	-	(704)	-	(704)

Total Members’ Capital as of December 31, 2017	$324,623	$-	$4,023	$328,646

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2018	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016

Investment Income:
Interest income	$60,216	$52,576	$43,049
Fee income	-	114	330

Total Investment Income	60,216	52,690	43,379

Expenses:
Interest and credit facility expenses	17,941	17,113	14,983
Sub-administrator and custody fees	458	449	353
Valuation fees	153	115	157
Audit fees	92	139	102
Insurance fees	89	97	60
Legal fees	57	56	11
Tax service fee	18	29	-
Formation costs	-	4	187
Professional fees	-	-	7
Other	27	13	42

Total expense	18,835	18,015	15,902

Net investment income	41,381	34,675	27,477

Net realized and unrealized gain/(loss) on investments
Net realized gain/(loss) on investments	1,229	1,790	3,357
Net change in unrealized appreciation/(depreciation) on investments	4,860	(4,981)	4,343

Net realized and unrealized gain/(loss) on investments	6,089	(3,191)	7,700

Net increase in Members’ Capital from operations	$47,470	$31,484	$35,177

Less: Net increase in Members’ Capital attributable to noncontrolling interest in consolidated subsidiary fund	212	327	189

Net increase in Members’ Capital from operations attributable to the Preferred Members from operations	$47,258	$31,157	$34,988

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

			For the Year Ended December 31, 2018
			Noncontrolling
			interest in
	Preferred	Common	consolidated
	Members	Members	subsidiary fund	Total
Net increase in Members’ Capital resulting from operations
Net investment income	$41,257	$-	$124	$41,381
Net realized gain/(loss) on investments	1,164	-	65	1,229
Net change in unrealized appreciation/(depreciation) on investments	4,837	-	23	4,860

Net increase in Members’ Capital resulting from operations	47,258	-	212	47,470

Net decrease in Members’ Capital resulting from capital activity
Contributions from Members	27,000	-	-	27,000
Distributions to Members	(73,566)	-	(4,235)	(77,801)

Net decrease in Members’ Capital resulting from capital activity	(46,566)	-	(4,235)	(50,801)

Total increase (decrease) in Members’ Capital	692	-	(4,023)	(3,331)

Members’ Capital, beginning of year	324,623	-	4,023	328,646

Members’ Capital, end of year	$325,315	$-	$-	$325,315

			For the Year Ended December 31, 2017
			Noncontrolling
			interest in
	Preferred	Common	consolidated
	Members	Members	subsidiary fund	Total
Net increase in Members’ Capital resulting from operations
Net investment income	$34,230	$-	$445	$34,675
Net realized gain/(loss) on investments	1,786	-	4	1,790
Net change in unrealized appreciation/(depreciation) on investments	(4,859)	-	(122)	(4,981)

Net increase in Members’ Capital resulting from operations	31,157	-	327	31,484

Net decrease in Members’ Capital resulting from capital activity
Contributions from Members	14,573	-	-	14,573
Distributions to Members	(30,062)	-	-	(30,062)

Net decrease in Members’ Capital resulting from capital activity	(15,489)	-	-	(15,489)

Total increase in Members’ Capital	15,668	-	327	15,995

Members’ Capital, beginning of year	308,955	-	3,696	312,651

Members’ Capital, end of year	$324,623	$-	$4,023	$328,646

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (continued)

			For the Year Ended December 31, 2016

			Noncontrolling
			interest in
	Preferred	Common	consolidated
	Members	Members	subsidiary fund	Total
Net increase in Members’ Capital resulting from operations
Net investment income	$26,437	$950	$90	$27,477
Net realized gain/(loss) on investments	3,357	-	-	3,357
Net change in unrealized appreciation/(depreciation) on investments	4,244	-	99	4,343

Net increase in Members’ Capital resulting from operations	34,038	950	189	35,177

Net increase (decrease) in Members’ Capital resulting from capital activity
Contributions from Members	163,006	-	3,507	166,513
Distributions to Members	(146,333)	(1,000)	-	(147,333)

Net increase (decrease) in Members’ Capital resulting from capital activity	16,673	(1,000)	3,507	19,180

Total increase (decrease) in Members’ Capital	50,711	(50)	3,696	54,357

Members’ Capital, beginning of year	258,244	50	-	258,294

Members’ Capital, end of year	$308,955	$-	$3,696	$312,651

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2018	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016

Cash Flows from Operating Activities
Net increase in members’ capital resulting from operations	$47,470	$31,484	$35,177
Adjustments to reconcile the net increase in members’ capital resulting from operations to net cash (used in) provided by operating activities:
Purchases of investments	(157,409)	(235,417)	(411,553)
Proceeds from sales and paydowns of investments	114,004	213,908	269,762
Net realized (gain)/loss on investments	(1,229)	(1,790)	(3,357)
Net change in unrealized (appreciation)/depreciation on investments	(4,860)	4,981	(4,343)
Interest paid-in-kind	(393)	(376)	-
Accretion of discount	(5,007)	(4,004)	(1,423)
Increase (decrease) in operating assets and liabilities:
(Increase) decrease in interest receivable	1,292	(1,854)	(1,901)
(Increase) decrease in prepaid and other assets	(2)	23	(61)
(Increase) decrease in receivable for principal due	-	-	260
Increase (decrease) in interest and credit facility expenses payable	41	279	535
Increase (decrease) in sub-administrator and custody fees payable	81	(89)	113
Increase (decrease) in audit fees payable	42	8	(30)
Increase (decrease) in valuation fees payable	-	(37)	23
Increase (decrease) in professional fees payable	-	(5)	5
Increase (decrease) in other fees payable	(5)	(3)	9

Net cash (used in) provided by operating activities	(5,975)	7,108	(116,784)

Cash Flows from Financing Activities
Contributions from Members	27,000	14,573	131,874
Distributions to Members	(73,566)	(30,062)	(112,694)
Distribution to minority interest	(4,235)	-	-
Proceeds from credit facility	20,500	105,827	125,976
Repayments of credit facility	(42,700)	(82,377)	(103,144)

Net cash (used in) provided by financing activities	(73,001)	7,961	42,012

Net (decrease) increase in cash	(78,976)	15,069	(74,772)

Cash and cash equivalents, beginning of year	105,496	90,427	165,199

Cash and cash equivalents, end of year	$26,520	$105,496	$90,427

Supplemental disclosure of cash flow information and non-cash financing activities
Credit facility-interest and unused fee paid	$17,602	$16,229	$13,139
Credit facility-origination expense paid	$-	$-	$1,214
Credit facility-administrative fee paid	$-	$-	$45
Credit facility-miscellaneous	$-	$-	$50
Deemed contributions and distributions to Members not included above	$-	$-	$34,639
Deemed proceeds and repayments to lenders not included above	$-	$-	$60,188

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2018

1.	ORGANIZATION

Investment Objective: TCW Direct Lending Strategic Ventures LLC (the “Fund”) is a closed-end investment company formed as a Delaware limited liability company for the purpose of investing in corporate senior secured middle-market floating rate loans. Investments may include other loans and securities received as a result of the restructuring, workout or bankruptcy of an existing loan.

Consolidated Subsidiary Fund: On September 19, 2016, the Fund formed and acquired an 81.6% majority interest in TCW Direct Lending Strategic Luxembourg VI S.à.r.l., (the “Luxembourg Company”), a private limited liability company formed under the laws of Luxembourg for the purposes of investing in Luxembourg or abroad. In 2018, the Luxembourg Company dissolved and the Fund’s interest in this subsidiary was terminated.

Limited Liability Company Agreement: The Amended and Restated Limited Liability Company agreement (the “Agreement”), dated June 5, 2015, was entered into by and among TCW Direct Lending LLC, an affiliated fund (also known as the “BDC”) and two third-party members (the “Third-Party Members”). The BDC and each Third-Party Member own a Preferred Membership Interest (collectively the “Preferred Members”) and a Common Membership Interest (collectively the “Common Members”) (together, the “Members”). The BDC owns 80% of the Preferred and Common Membership Interests and the Third-Party Members own the remaining 20% of Preferred and Common Membership Interests. The initial closing date of the Fund was June 5, 2015 (“Initial Closing Date”).

The Agreement amends and restates the original agreement, dated May 26, 2015 that the BDC entered into as the sole member of the Fund.

Term: The Fund will continue until the sixth anniversary of the Initial Closing Date unless dissolved earlier or extended for two additional one-year periods by the BDC, in its sole discretion upon notice to the Management Committee. Thereafter, the term of the Fund may be extended by the BDC for additional one-year periods, in each case with the prior consent of the Management Committee.

Commitment Period: The Commitment Period commenced on June 5, 2015, the Initial Closing Date, and will end on the third anniversary of the Initial Closing Date subject to termination or extension by the Management Committee as provided in the Agreement.

Management Committee: Pursuant to the Agreement, the management committee of the Fund has exclusive responsibility for the management, policies and control of the Fund. The BDC and one of the two Third-Party Members, collectively, each appointed one voting member of the Management Committee. The Management Committee can act on behalf and in the name of the Fund to implement the objectives of the Fund and exercise any rights and powers the Fund may possess. The Management Committee will authorize portfolio investment activity, transactions between the Fund and the BDC, and other Members and borrowings of the Fund.

Administration Agreement: The Fund entered into an Administration Agreement with TCW Asset Management Company LLC (“TAMCO”), dated June 5, 2015 to furnish, or arrange for others to furnish, administrative services necessary for the operation of the Fund. In connection therein, TAMCO, as Administrator retained the services of State Street Bank and Trust Company to assist in providing certain administrative, accounting, operational, investor and financial reporting services for the Fund.

Custody Services Agreement: The Fund entered into a Custody Services Agreement dated June 3, 2015 with State Street Bank and Trust Company to provide custodian services for the Fund.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Capital Commitments: Commitments from the Preferred Members and Preferred Members as Common Members are as follows. The commitment amount funded does not include amounts contributed in anticipation of a potential investment that the Fund did not consummate and therefore returned to the Members’ as unused capital. As of December 31, 2018, aggregate commitments and commitments funded were as follows:

	Committed Capital	Commitments Funded	Percentage Funded

Preferred Membership Interests	$600,000,000	$454,279,088	75.7%

Common Membership Interests	2,000,000	1,000,000	50.0%

Total	$602,000,000	$455,279,088

Recallable Amounts: Each Preferred Member may be required to re-contribute amounts previously distributed equal to 100% of distributions of proceeds during the Commitment Period representing a return of capital contributions made in respect of the Preferred Membership Interest. The recallable amounts as of December 31, 2018 were as follows:

	Recallable Amounts	Recallable Amounts Funded	Percentage Funded

Preferred Membership Interests	$127,837,000	none	n/a

2.	SIGNIFICANT ACCOUNTING POLICIES

The Fund is an investment company following the accounting and reporting guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 946 Financial Services – Investment Companies.

Basis of Presentation: The Fund’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for investment companies.

These consolidated financial statements include the accounts of the Fund and the Luxembourg Company. All significant intercompany transactions and balances have been eliminated in consolidation.

Noncontrolling interest in consolidated subsidiary fund: As the Luxembourg Company is consolidated, but not 100% owned, a portion of the income or loss and corresponding members’ capital is allocated to owners other than the Fund in proportion to their relative ownership interest. The aggregate of the income or loss and corresponding members’ capital that is not owned by the Fund is included in noncontrolling interest in consolidated subsidiary fund in the consolidated financial statements. The primary components of noncontrolling interest in the consolidated subsidiary fund are separately presented in the Fund’s consolidated statement of changes in members’ capital. The net increase in members’ capital from operations includes the net increase attributable to the noncontrolling interest in consolidated subsidiary fund on the Fund’s consolidated statement of operations.

Use of Estimates: The preparation of the accompanying financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting year. Actual results could differ from those estimates.

Investments: The Fund records investment transactions on the trade date. The Fund considers trade date for investments not traded on a recognizable exchange, or traded in the over-the-counter markets, to be the date on which the Fund receives legal or contractual title to the asset and bears the risk of loss.

Income Recognition: Interest and unused commitment fee income are recorded on an accrual basis unless doubtful of collection or the related investment is in default. Realized Gains and losses on investments are recorded on a specific identification basis. Amendment, consent, waiver and forbearance fees received in exchange for a concession that result in a change in yield are recognized immediately when earned as interest income. The Fund typically receives a fee in the form of a discount to the purchase price at the time it funds an investment in a loan. The discount is accreted to interest income over the life of the respective

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2018

loan, as reported in the Consolidated Statement of Operations, and reflected in the amortized cost basis of the investment. Discounts associated with a revolver are treated as a discount to the issuers’ term loan. In the event there is a fee associated with a delayed draw that remains unfunded, the Fund will recognize the fee as fee income immediately. Fee income received form the Advisor that the Advisor received from a portfolio company for services rendered, are recognized immediately as income.

Cash and Cash Equivalents: The Fund considers cash equivalents to be liquid investments, including money market funds or individual securities purchased with an original maturity of three months or less. Cash and cash equivalents held by the Fund are generally comprised of money market funds and demand deposits, valued at cost, which approximates fair value.

Income Taxes: The Fund is exempt from federal and state income taxes and, consequently, no income tax provision has been made in the accompanying financial statements.

The Fund has invested in numerous jurisdictions and is therefore subject to varying policies and statutory time limitations with respect to examination of tax positions. The Fund reviews and evaluates tax positions in its major jurisdictions and determines whether or not there are uncertain tax positions that require financial statement recognition.

The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as an income tax expense in the Consolidated Statement of Operations. As of and during the years ended December 31, 2018 and 2017, the Fund did not have a liability for any unrecognized tax benefits nor did it recognize any interest and penalties related to unrecognized tax benefits.

The Fund is subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state tax authorities for returns filed for the prior four years.

Recent Accounting Pronouncements: In August 2018, the FASB issued Accounting Standards Update No. 2018-13, Fair Value Measurement Topic 820, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (ASU 2018-13), which modifies the disclosure requirements for fair value measurements. The Fund adopted ASU 2018-13 on a retrospective basis as of January 1, 2018. The adoption of this accounting guidance did not have a material effect on the Fund’s financial statements.

Subsequent Events: The Management Committee evaluated the activity of the Fund through March 19, 2019, the date that the financial statements are available to be issued, and concluded that no subsequent events have occurred that would require recognition or disclosure.

3.    INVESTMENT VALUATIONS AND FAIR VALUE MEASUREMENTS

Investments at Fair Value: Investments held by the Fund for which market quotes are readily available are valued at fair value. Fair value is generally determined on the basis of last reported sales price or official closing price on the primary exchange in which each security trades, or if no sales are reported, based on the midpoint of the valuation range obtained for debt investments from a quotation reporting system, established market makers or pricing service.

Investments held by the Fund for which market quotes are not readily available or market quotations are not considered reliable are valued at fair value by the Management Committee based on similar instruments, internal assumptions and the weighting of the best available pricing inputs.

Fair Value Hierarchy: Assets and liabilities are classified by the Fund based on valuation inputs used to determine fair value into three levels.

Level 1 values are based on unadjusted quoted market prices in active markets for identical assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Level 2 values are based on significant observable market inputs, such as quoted prices for similar assets and quoted prices in inactive markets or other market observable inputs.

Level 3 values are based on significant unobservable inputs that reflect the Fund’s determination of assumptions that market participants might reasonably use in valuing the assets.

Categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation levels are not necessarily an indication of the risk associated with investing in these securities.

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2018.

Investments	Level 1	Level 2	Level 3	Total

Debt	$-	$-	$555,787,238	$555,787,238

Equity	$-	$-	$16,189,994	$16,189,994

Cash equivalents	$16,808,583	$-	$-	$16,808,583

Total	$16,808,583	$-	$571,977,232	$588,785,815

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2017.

Investments	Level 1	Level 2	Level 3	Total

Debt	$-	$-	$517,461,745	$517,461,745

Cash equivalents	$69,959,177	$-	$-	$69,959,177

Total	$69,959,177	$-	$517,461,745	$587,420,922

The following tables provide a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the year ended December 31, 2018:

	Debt	Equity

Balance at December 31, 2017	$517,461,745	$—

Accreted Discounts	5,007,018	—
Purchases	147,180,787	10,621,025
Sales and paydowns	(114,162,140)	—
Realized gain/(loss)	1,229,693	—
Change in unrealized appreciation/(depreciation)	(929,865)	5,568,969

Balance at December 31, 2018	$555,787,238	$16,189,994

Change in unrealized appreciation/(depreciation) in investments still held as of December 31, 2018	$(1,666,234)	$5,568,969

During the year ended December 31, 2018, the Fund did not have any transfers between levels.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2018

The following tables provide a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the year ended December 31, 2017:

During the year ended December 31, 2017, the Fund did not have any transfers between levels.

Level 1 Assets (Investments): The valuation techniques and significant inputs used to determine fair value are as follows:

Registered Investment Companies, (Level 1), include registered open-end investment companies that are valued based upon the reported net asset value of such investment.

Level 3 Assets (Investments): The following valuation techniques and significant inputs are used to determine fair value of investments in private debt for which reliable market quotations are not available. Some of the inputs are independently observable however, a significant portion of the inputs and the internal assumptions applied are unobservable.

Debt, (Level 3), includes investments in privately originated senior secured debt. Such investments are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A discounted cash flow approach incorporating a weighted average cost of capital approach and shadow rating method are generally used to determine fair value. Standard pricing inputs include, but are not limited to, the financial health of the issuer: place in the capital structure; value of other issuer debt; credit, industry, and market risk and events.

Equity, (Level 3), includes warrants. Such securities are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A market approach is generally used to determine fair value. Pricing inputs include, but are not limited to, financial health, and relevant business developments of the issuer; EBITDA, market multiples of comparable companies, comparable market transactions and recent trades or transactions; issuer, industry and market events; contractual or legal restrictions on the sale of the security. When a Black-Scholes pricing model is used, the pricing model takes into account the contract terms as well as multiple inputs, including: time value, implied volatility, equity prices and interest rates. A liquidity discount based on current market expectations, future events, minority ownership position and the period management reasonably expects to hold the investment may be applied.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Pricing inputs and weightings applied to determine value require subjective determination. Accordingly, valuations do not necessarily represent the amounts that may eventually be realized from sales or other dispositions of investments.

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2018.

Investment Type	Fair Value at December 31, 2018	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$332,069,982	Income method	Weighted average cost of capital	6.8% to 19.9%	10.7%	Decrease
			Shadow credit rating method	CCC- to B+	N/A	Increase
Debt	150,717,217	Income method	Shadow credit rating method	CCC+ to B-	N/A	Increase
Debt	64,452,999	Income method	IRR DCF	11.8% to 13.8%	12.8%	Decrease
Debt	8,547,040	Income/Market/	Weighted average cost of capital	18.5% to 23.0%	20.8%	Decrease
		Waterfall method	Shadow credit rating method	CCC- to CC	N/A	Increase
			EBITDA multiple	4.5x to 5.5x	N/A	Increase

Total Debt	$555,787,238

Equity	$16,189,994	Income method	Implied volatility	47.0% to 47.0%	47.0%	Increase
			Risk free fate	2.6% to 2.6%	2.6%	Increase
			Expected term	1.0 yr. to 1.0 yr.	1.0 yr.	Increase

Total	$571,977,232

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2017.

Investment Type	Fair Value at December 31, 2017	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$343,165,301	Income method	Weighted average cost of capital	6.4% to 18.7%	9.6%	Decrease
			Shadow credit rating method	CCC to B	N/A	Increase
Debt	$174,296,444	Income method	Shadow credit rating method	CCC to B-	N/A	Increase

Total	$517,461,745

4.	ALLOCATIONS AND DISTRIBUTIONS

Allocation of profit and loss: Income, expenses, gains and losses of the Fund are allocated among the Members in such a manner that, at the end of each period, each Member’s capital account is equal to the respective net amount, positive or negative, which would be distributed to such Member if the Fund were to liquidate the assets of the Fund for an amount equal to book value and distribute the proceeds in a manner consistent with the distribution priorities described in the Agreement.

Distribution: Interest, dividends, other cash flow received by the Fund in respect of Portfolio Investments (“Interest Amounts”) and proceeds attributable to the repayment or disposition of Portfolio Investments (“Proceeds”) received by the Fund are distributed by the Fund to the Members to the extent that such Interest Amounts and Proceeds are available to the Fund after the application of the priority of payments stipulated in the Credit Agreement and after taking into account reserves and working capital needs.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2018

Interest Amounts available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First, one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends.

Second, one-hundred percent (100%) to the payment of Fund expenses; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interest.

Proceeds available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends,

Second, one-hundred percent (100%) to the Preferred Members pro rata based on, and up to the amount of, their respective Unreturned Contributions; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interests.

Preferred Member Dividends: Each Preferred Membership Interest is entitled to quarterly dividends at a rate equal to LIBOR plus 6.50% per annum (subject to a LIBOR floor of 1.5% per annum) of the Unreturned Contributions associated with their Preferred Membership Interest. Dividends are cumulative and paid when declared by the Management Committee.

Unreturned Contributions: With respect to any Member in respect of each class such Member holds, an amount equal to the excess, if any, of (a) the aggregate contributions of such Member over (b) the aggregate amount distributed to such Member from Proceeds (other than amounts paid in respect of dividends to such Member).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5.	FUND EXPENSES

The Fund is responsible for all costs and expenses which include organizational expenses, operating expenses; investigative, travel, legal and other transactional expenses incurred with respect to the acquisition, formation, holding and disposition of the Fund’s Portfolio Investments or incurred in connection with Portfolio Investments or transactions not consummated; costs and expenses relating to the liquidation of the Fund; taxes, or extraordinary expenses (such as litigation expenses and indemnification payments to either the Management Committee or the Administrative Agent); valuation-related costs and expenses; and all other costs and expenses of the Fund’s operations, administration and transactions.

Organizational Expenses: Organization expenses will be paid from capital contributions called from the holders of Common Membership Interests. As of December 31, 2018 and 2017, organization expenses paid inception-to-date total $704,290.

Portfolio Investment Expenses: Expenses related to Portfolio Investments will be paid from capital contributions called from Preferred Membership Interests.

Fund Expenses: Other Fund expenses including those related to unconsummated investments will be paid first from Interest Amounts as provided for in the above Distribution footnote. To the extent that such Interest Amounts are insufficient or unavailable to pay expenses when due, such expenses will be paid from capital contributions called from the holders of Common Membership Interests provided that the aggregate amount called for Fund expenses (including organizational expenses) does not exceed $2 million. To the extent that the foregoing sources of payment are insufficient or unavailable to pay when due, such expenses will be paid from capital contributions called from the Preferred Members.

6.	ADVISER FEE INCOME

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to Portfolio Companies or prospective Portfolio Companies in connection with the Fund’s activities will be allocated pro rata among the Fund and any other funds or accounts advised by the Adviser participating in such investment and the Fund’s share will be the property of the Fund. Notwithstanding the foregoing, for administrative or other reasons, certain fees described in clauses (i) through (iv) above (including any fees for administrative agent services provided by the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by the Fund) may be paid to the Adviser or the affiliate (rather than directly to the Fund), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the Portfolio Company) shall be paid to the Fund.

Since inception of the Fund through December 31, 2018, 2017 and 2016 the Adviser was paid directly $443,808, $443,808 and $329,667, respectively, of which $114,141 and $329,667 were paid during the years ended December 31, 2017 and 2016, respectively. Since Inception of the Fund through December 31, 2018, 2017 and 2016 the Fund has recognized $443,808, $443,808 and $329,667, respectively, of these fees.

No fees were paid to the Adviser for the year ended December 31, 2018.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2018

7.	REVOLVING CREDIT AGREEMENT

On June 5, 2015, the Fund, as borrower entered into a Credit Facility with Cortland Capital Market Services LLC, as administrative agent and various financial institutions (the “Lending Group”) to make loans (Advances) to the Fund for the purpose of funding eligible investments. Effective August 21, 2015, the Credit Agreement was amended to increase the Credit Facility to $600 million (“Facility Amount”) from $500 million. The Commitment Period to make an Advance ends on the earlier of the end of the (i) Investment Period and (ii) the Facility Maturity Date. The Investment Period ended on June 5, 2018 or earlier if Member commitments have been reduced to zero. The Facility Maturity Date is June 4, 2021, and may be extended pursuant to the Credit Agreement or end earlier if the Facility Amount is reduced to zero or the Advances automatically become due and payable.

The lender has a priority interest in the interest, dividends and other cash flow received by the Fund (Interest Amounts) and proceeds attributable to the repayment or disposition of Portfolio Investments (Proceeds) received by the Fund as described in note 4 – distribution of Interest Amounts and distribution of Proceeds.

As of December 31, 2018, 2017 and 2016, there were $274,000,000, $296,200,000 and $272,750,000, respectively, in Advances outstanding, which approximates fair value.

Interest is payable at a rate equal to LIBOR plus 3.50% per annum (subject to a LIBOR floor of 1.50%) on the amount of Advances outstanding. The Fund received a rating from an approved rating agency commensurate with the rate of interest paid by the Fund. As of December 31, 2018, 2017 and 2016 the all-in rate of interest is 5.66%, 5% and 5%, respectively.

An unused fee is payable at a rate of 0.50% per annum on the unutilized commitment.

Whenever the Fund is paid an origination, structuring, or similar upfront fee by the obligor of an eligible investment, the Lending Group is entitled to an origination fee equal to 0.75% of the eligible investment funded with the proceeds of Advances.

The summary information regarding the Credit Facility for the years ended December 31, 2018, 2017 and 2016 is as follows (dollar amounts in thousands):

	Year Ended December 31,
	2018	2017	2016
Credit facility interest expense	$17,039	$15,010	$11,860
Unused fees	603	1,499	1,814
Administrative fees	45	45	45
Origination expense	154	559	1,214
Surveillance expense	100	-	50

Total	$17,941	$17,113	$14,983

Weighted average interest rate	5.66%	5.00%	5.00%
Average outstanding balance	300,952,877	300,193,930	237,187,555

As of December 31, 2018, 2017 and 2016, the Fund has complied with the covenant requirements detailed in the Credit Agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

8.	COMMITMENTS AND CONTINGENCIES

At December 31, 2018, the Fund had the following unfunded commitments and unrealized (depreciation) by investment.

Unfunded Commitments	Maturity/Expiration	Amount	Unrealized (depreciation)
Ascensus Specialties LLC	September 2019	$3,681,818	$(7,363)
Cold Spring Brewing Company	May 2024	2,281,250	(52,469)
ENA Holding Corporation	May 2021	810,135	(22,684)
FQSR, LLC	May 2023	3,116,629	(49,866)
SmileDirectClub, LLC	February 2023	2,305,516	-

Total		$12,195,348	$(132,382)

As of January 1, 2018, the Fund changed its valuation policy to cap fair values of unfunded commitments at par, thereby eliminating unrealized gains on unfunded commitments.

At December 31, 2017, the Fund had the following unfunded commitments and unrealized (depreciation) by investment.

Unfunded Commitments	Maturity/Expiration	Amount	Unrealized (depreciation)
ASC Acquisition Holdings, LLC	December 2018	$8,521,875	$(247,134)
ENA Holding Corporation	May 2021	2,430,406	(9,722)
FQSR, LLC	December 2018	1,648,500	(11,540)
OTG Management LLC	February 2018	1,711,819	(17,118)
School Specialty, Inc.	April 2019	4,084,396	(12,253)
Vertellus Performance Chemicals LLC	September 2019	3,681,818	(55,227)

Total		$22,078,814	$(352,994)

The net change in unrealized appreciation/(depreciation) on these unfunded commitments is included in the net change in unrealized appreciation/(depreciation) on investments in the Consolidated Statements of Operations and Consolidated Statements of Assets and Liabilities.

In the normal course of business, the Fund enters into contracts which provide a variety of representations and warranties, and general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Fund under these arrangements is unknown as it would involve future claims that may be made against the Fund; however, based on the Fund’s experience, the risk of loss is remote and no such claims are expected to occur. As such, the Fund has not accrued any liability in connection with such indemnifications.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2018

9.	FINANCIAL HIGHLIGHTS

The following summarizes the Fund’s financial highlights for the years ended December 31, 2018, 2017 and 2016 and for the period from June 5, 2015 (commencement of operations) to December 31, 2015:

	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016	June 5, 2015 (commencement of operations) to December 31, 2015
	Members	Members	Members	Members
As a percentage of average members’ capital

Net investment income ratio [1]	12.14%	10.34%	8.83%	4.72 [3]	%

Expense ratios [1]
Operating expenses	5.54%	5.44%	5.12%	7.86 [3]	%
Non-recurring operating expenses [2]	-%	-%	-	0.42

Total expense ratio	5.54%	5.44%	5.12%	8.28%

1     The net investment income and expense ratio are calculated for the Members taken as a whole.

2     Non-recurring operating expense includes the Fund’s organizational, professional and legal costs as reported in the Consolidated Statement of Operations.

3     Annualized.

The Internal Rates of Return (IRR) since inception of the Members, after financing costs and other operating expenses are 11.8%, 10.6% and 11.2% through December 31, 2018, 2017 and 2016, respectively. The IRR of the members is not meaningful for the period from June 5, 2015 (commencement of operations) to December 31, 2015.

The IRR is computed based on cash flow due dates contained in notices to Members (contributions from and distributions to the Members) and the net assets (residual value) of the Members’ capital account at year end and is calculated for the Members taken as a whole.

The IRR is calculated based on the fair value of investments using principles and methods in accordance with GAAP and does not necessarily represent the amounts that may be realized from sales or other dispositions. Accordingly, the return may vary significantly upon realization.

INDEPENDENT AUDITORS’ REPORT

To TCW Direct Lending Strategic Ventures LLC

    (A Delaware Limited Liability Company):

We have audited the accompanying financial statements of TCW Direct Lending Strategic Ventures LLC (the “Fund”), which comprise the consolidated statements of assets and liabilities, including the consolidated schedules of investments, as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in members’ capital, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Fund’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of significant accounting estimates made by management as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TCW Direct Lending Strategic Ventures LLC as of December 31, 2018 and 2017, and the results of its operations, changes in its members’ capital, and its cash flows for each of the three years in the period ended December 31, 2018, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 19, 2019

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

ADMINISTRATION

ADMINISTRATOR

TCW Asset Management Company

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

(212) 771-4000

PORTFOLIO MANAGER

Richard T. Miller

Group Managing Director

INDEPENDENT AUDITORS

Deloitte & Touche LLP

555 West 5th Street

Los Angeles, CA 90013

CUSTODIAN

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

SUB-ADMINISTRATOR

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111